Exhibit 99.1

Bion Announces Key Legislation Calendared in Pennsylvania House Committee

October 18, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology, announced that Pennsylvania Senate Bill 575 has been calendared in the PA House State Government Committee for a hearing on October 22, 2019.

Senate Bill (SB) 575 passed the Senate in a bipartisan 33 to 17 vote on June 26, 2019; it was cosponsored by Senate leadership from both parties. The bill proposes to implement a nutrient procurement program, utilizing competitive bidding, that will allow Pennsylvania and its taxpayers to acquire lower-cost clean water solutions, regardless of source, including from private sector technology providers like Bion. A bipartisan legislative study found that a competitive procurement program could save the State’s taxpayers as much as 90 percent of their looming multi-billion-dollar Chesapeake Bay compliance costs.

Craig Scott, Bion’s communications director, said, “We are very excited we’re now in the PA House with this commonsense piece of legislation, for the first time since we introduced the concept of competitive procurement in the PA Senate in 2013. Its time has come. We are confident that the high-impact solutions and dramatic taxpayer savings represented by SB 575 will have the same bipartisan appeal to House members as it did in the Senate.”

SB 575’s full text, sponsors and history are on the Pennsylvania General Assembly’s website at https://www.legis.state.pa.us/cfdocs/billInfo/billInfo.cfm?sYear=2019&sInd=0&body=S&type=B&bn=0575. Subscribe to SB 575 notifications at https://www.legis.state.pa.us/login/.

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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘proposes’, 'can', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct